Exhibit 10.1

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

ADMINISTRATIVE PROCEEDING

File No.

In the Matter of Waddell & Reed, Inc., Waddell & Reed Investment Management Company, and Waddell & Reed Services Company,	OFFER OF SETTLEMENT OF WADDELL & REED, INC., WADDELL & REED INVESTEMENT MANAGEMENT COMPANY and WADDELL & REED SERVICES COMPANY

Respondents.

I.

Waddell & Reed, Inc. (“W&R”), Waddell & Reed Investment Management Company (“W&R Investment Management”), and Waddell & Reed Services Company (“W&R Services”) (collectively “Respondents”), pursuant to Rule 240(a) of the Rules of Practice of the Securities and Exchange Commission (“Commission”) [17 C.F.R. § 201.240(a)] submit this Offer of Settlement (“Offer”) in anticipation of public administrative and cease-and-desist proceedings to be instituted against them by the Commission, pursuant to Sections 15(b) and 17A(c) of the Securities Exchange Act of 1934 (“Exchange Act”), Sections 203(e) and 203(k) of the Investment Advisers Act of 1940 (“Advisers Act”), and Sections 9(b) and 9(f) of the Investment Company Act of 1940 (“Investment Company Act”).

II.

This Offer is submitted solely for the purpose of settling these proceedings, with the express understanding that it will not be used in any way in these or any other proceedings, unless the Offer is accepted by the Commission. If the Offer is not accepted by the Commission, the Offer is withdrawn without prejudice to Respondents and shall not become a part of the record in these or any other proceedings, except for the waiver expressed in Section V. with respect to Rule 240(c)(5) of the Commission’s Rules of Practice [17 C.F.R. § 201.240(c)(5)].

III.

On the basis of the foregoing, the Respondents hereby:

A.            Admit the jurisdiction of the Commission over them and over the matters set forth in the Order Instituting Administrative and Cease-and-Desist Proceedings Pursuant to Sections 15(b) and 17A(c) of the Securities Exchange Act of 1934, Sections 203(e) and 203(k) of the Investment Advisers Act of 1940 and Sections 9(b) and 9(f) of the Investment Company Act of 1940, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order (“Order”).

B.            Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission or in which the Commission is a party, and without admitting or denying the findings contained in the Order, except as to the Commission’s jurisdiction over them and the subject matter of these proceedings, which are admitted, consent to the entry of an Order by the Commission containing the following findings and remedial sanctions set forth below:

OVERVIEW

1.             Pursuant to written agreements, the Respondents permitted a number of individuals and entities (the “Market Timers” or “Timers”) to market time certain funds in the Waddell & Reed mutual fund complex (“Waddell & Reed funds”), subject to certain limitations on the number, amount and frequency of trades, from at least as early as 1995 through 2003 (“Timing Agreements”). Beginning in December 1998 and continuing through the fall of 2003, W&R Services and/or W&R collected a total of $3.6 million in asset-based fees from three of these Timers (the “Fee Paying Timers”) pursuant to Timing Agreements with those entities. During the relevant period, Respondents had internal procedures designed to prevent or limit market timing, and the Waddell & Reed funds had prospectus disclosures that fostered the impression that the funds discouraged timing. Nevertheless, Respondents permitted the Fee Paying Timers to time certain Waddell & Reed funds, and they permitted Timers, including the Fee Paying Timers, to time in the Waddell & Reed Advisors International Growth Fund (the “International Fund”), even though they knew that the Timers were harming that fund by diluting other investors’ returns.

2.             Market timing includes (a) frequent buying and selling of shares of the same mutual fund or (b) buying or selling mutual fund shares in order to exploit inefficiencies in mutual fund pricing. Market timing, while not illegal per se, can harm other mutual fund shareholders, because it can dilute the value of their shares if the market timer is exploiting pricing inefficiencies. Market timing can also disrupt the management of the mutual fund’s investment portfolio, and frequent buying and selling of shares by market timers can cause the targeted mutual fund to incur costs it would not incur in the absence of the market timing.

3.             The Timing Agreements benefited the Respondents financially. In addition to   asset-based advisory fees that W&R Investment Management earned, W&R and/or W&R

Services also received asset-based fees from the Fee Paying Timers under the Timing Agreements. Because the timing that the Respondents permitted in return for those financial benefits potentially could (and at times did) harm the funds, W&R Investment Management had a conflict of interest. It failed to disclose adequately the facts underlying that conflict to the board of directors of the mutual funds or the shareholders of the mutual funds, thereby breaching its fiduciary duty to the mutual funds.

RESPONDENTS

4.             W&R, a Delaware corporation headquartered in Overland Park, Kansas, is a subsidiary of Waddell & Reed Financial, Inc. W&R has been dually registered with the Commission as a broker-dealer and investment adviser since 1982. During the pertinent period, W&R acted primarily as the national distributor and underwriter for shares of Waddell & Reed funds. Currently, W&R distributes the Waddell & Reed Advisors Funds, a group of the Waddell & Reed funds.

5.             W&R Investment Management, a Kansas corporation headquartered in Overland Park, Kansas, has been registered with the Commission as an investment adviser since January 1992. During the pertinent period, W&R Investment Management, which is a subsidiary of W&R, provided investment management and advisory services to the Waddell & Reed funds, and currently it provides such services to the Waddell & Reed Advisors funds.

6.             W&R Services, a Missouri corporation headquartered in Overland Park, Kansas, has been registered with the Commission as a transfer agent since August 1992. W&R Services, which is a subsidiary of W&R, provides transfer agent and other services to affiliated Waddell & Reed funds.

FACTS

Market Timing Agreements

7.             From as early as 1995, Respondents were aware that shareholders were timing the Waddell & Reed funds, and they entered into Timing Agreements with a number of Timers. Beginning in early 2001, the Timing Agreements were executed and administered by W&R Services (and in one instance by W&R).

8.             The Timing Agreements initially allowed the Timers 24 “round trip” exchanges (exchanges in and out of a fund) per fund, per year. In 1998, W&R Investment Management reduced the permitted number of round trip exchanges to 12 per fund, per year.(1)

9.             W&R Investment Management also had a policy limiting aggregate assets invested in the funds by Timers to no more than 1% of the fund complex’s equity assets, and no

(1)           One Timer was allowed 30 round trips per fund, per year.

more than 2% of the assets in any one fund. Frequently, however, Timer assets exceeded 2% of the assets in one or more funds.

10.           Under the Timing Agreements, Respondents permitted market timing in funds that had assets in excess of $300 million. One of the most frequently and successfully timed funds was the International Fund, which was the fund complex’s largest international fund.

11.           Collectively, the timing activity by the Market Timers diluted returns to other investors in the affected Waddell & Reed funds, particularly the International Fund.

Respondents’ Efforts to Control Timing Activity

12.           Initially, W&R Investment Management personnel handled any monitoring of timing in the Waddell & Reed funds. Beginning in late 2000 or early 2001, however, W&R Services undertook most of the fund complex’s limited efforts to monitor timing activity. Although W&R Services initially did not have any systematic means to detect timing or frequent exchanges, W&R Services personnel sometimes noticed unusual activity and followed up to determine whether the accounts were timing the funds.(2)

13.           Beginning in mid-2001, W&R Services personnel systematically tracked known Timer accounts with monthly, and later daily, schedules reflecting Timer assets, timing capacity in individual funds, and timing capacity in the complex as a whole, and with monthly schedules that counted each Timer’s round trips.

14.           W&R Investment Management, and later W&R Services, generally enforced the round trip limits in the written Timing Agreements once the agreements were executed. In some instances, however, the Respondents failed to obtain written agreements from known Timers for extended periods. For example, in March 2000, the Respondents identified eleven Market Timer accounts that had not executed Timing Agreements, and they allowed six of the accounts to exceed the 12 round trip limit until they finally obtained written Timing Agreements from them in March 2002.

15.           In an effort to eliminate or further limit timing in the Waddell & Reed funds, beginning at least as early as 2002, W&R Services regularly monitored and policed market timing and frequent trading in the funds through third-party platforms, and took steps to stop such trading when it was identified, including barring shareholders from the funds. At the same time it was policing market timing and frequent trading by certain accounts, W&R Services allowed certain known Market Timers, including the Fee Paying Timers, to time the funds.

(2)           W&R Services and W&R defined Market Timers as shareholders who frequently moved all, or substantially all of their investments between money market funds and non-money market funds, and who typically executed a round trip at least once a month.

16.           In May 2003, Respondents, in an effort to discourage timing, sought and obtained approval from the board of directors for all of the W&R complex international funds to assess a 2% redemption fee for redemptions or exchanges within 30 days of purchase.

Three Timers Paid Fees to W&R Services and W&R

17.           Beginning in December 1998 and continuing through 2003, three Timers paid a total of $3.6 million in fees to W&R Services and/or W&R pursuant to Timing Agreements with those entities. The Timing Agreements required the Fee Paying Timers to pay W&R or W&R Services a fee ranging from 25 to 100 basis points on the timing assets, purportedly as payment for services.(3) None of the fees were paid to the timed funds. In aggregate, the Fee Paying Timers netted $8.2 million in profits from their trading in Waddell & Reed funds under the Timing Agreements.

The Largest Fee Paying Timer

18.           The largest Fee Paying Timer (“Timer 1”), which was an investment adviser, had a Timing Agreement relating to the Waddell & Reed funds from at least as early as 1995. In the fall of 1998, W&R Investment Management notified Timers with which it had Timing Agreements that round trips would be limited to 12 per fund, per year, and that this limitation also applied to the money market fund. Timer 1 proposed an alternative arrangement, which allowed unlimited round trips in the money market fund and 12 round trips per fund, per year in the other funds, and offered to pay a 1% fee based on the assets its clients held at the Waddell & Reed fund family “to defray possible fund expenses.”

19.           Subsequently, Timer 1 entered into a “Supplemental Services Agreement” with W&R Services, in which it agreed that its clients would pay W&R Services a 1% annual fee, and W&R Services agreed to fax confirmations to Timer 1; assign a non-exclusive, designated individual to process Timer 1’s transactions; and provide Timer 1 with an annual consolidated report showing the holdings and value of its clients’ accounts. Concurrently, W&R Investment Management agreed to allow Timer 1’s clients 12 round trips per year, per fund, and excluded the money market fund from this limit.

20.           Between December 1998 and September 2003, the aggregate value of investments in the Waddell & Reed fund complex by clients of the Timer 1 ranged from $51.5 million to $85 million. During that period, clients of Timer 1 netted $12.5 million in timing profits. Timer 1 timed 13 funds at various times, trading profitably in five funds, including the International Fund.

21.           Pursuant to the Supplemental Services Agreement, clients of Timer 1 paid approximately $3.46 million in fees in total to W&R Services from 1999 through 2003.

(3)           Respondents, however, provided few services to the Fee Paying Timers that they did not provide to other shareholders, and the cost of the minimal additional services was far less than the amount of fees the Fee Paying Timers paid.

The Second Fee Paying Timer

22.           In February 2001 and November 2002, W&R Services entered into Timing Agreements with a second investment adviser (“Timer 2”) that allowed the Timer to make up to 30 round trips per fund, per year in its client accounts.

23.           Timer 2 approached the fund complex, asked for timing capacity, and agreed to pay W&R Services an annual fee of 25 basis points on its assets at Waddell & Reed funds. Timer 2 paid a total of $139,000 in fees pursuant to its Timing Agreements.

24.           At times during 2001 and 2002, the aggregate amount of assets being timed by Timer 2’s clients pursuant to the Timing Agreements rose as high as $35 million in five Waddell & Reed funds, and Timer 2’s clients timed approximately $3 million in the International Fund in 2002 and 2003.

25.           Timer 2’s clients experienced net losses of $6.36 million from timing in the Waddell & Reed funds overall. In the International Fund, however, clients of Timer 2 made approximately $700,000 in net profits.

The Broker-Dealer Fee Paying Timer

26.           In May 2002, W&R entered into a “selling agreement” with a broker-dealer (“Timer 3”), under the terms of which the broker-dealer paid a 25 basis point fee on assets invested in the fund complex. Under the “selling agreement,” W&R allowed Timer 3’s customers 12 round trips per year in the International Fund and a money market fund.(4)  In contrast, during this period, W&R Services policed frequent trading in the Waddell & Reed funds through other broker-dealers and took steps to stop investors from timing through broker-dealers other than Timer 3.

27.           During June through November 2002, Timer 3’s customers timed approximately $20-$22 million in the International Fund, until W&R notified Timer 3 in late 2002 that it could no longer time the International Fund.

28.           During February through April 2003, W&R and W&R Services allowed Timer 3 to time four other Waddell & Reed Advisors funds, until its customers withdrew their assets from the Waddell & Reed fund complex in April 2003.

29.           Timer 3’s customers made approximately $2.03 million in profits from their timing trades in Waddell & Reed Advisors funds, $1.5 million of which resulted from trades in the International Fund.

(4)           During negotiations leading up to the agreement, Timer 3 asked for additional round trips and offered W&R incentives, including sticky assets (i.e., long-term investments) and separate managed accounts, but Respondents declined.

30.           Timer 3 paid W&R Services $35,000 in fees in total under the “selling agreement.”

Timers  Harmed the International Fund

31.           In 2001, a W&R Services employee began watching for large exchanges between the International Fund and a money market fund because, among other things, he was concerned that large, frequent exchanges in the fund harmed it through dilution.

32.           The employee monitored large exchange activity in the fund. In late June 2001, he prepared a schedule showing that, from April 2001 through mid-June 2001, certain known Timers had made almost $600,000 from trading in the International Fund, while the fund’s net asset value (“NAV”) fluctuated, but ultimately experienced a net decline of $0.24 per share. Through October 2001, the employee continued to monitor large exchange activity in the fund, and he shared with his superiors his analyses, which showed millions in profits for the Timers while the fund’s NAV per share continued to decline.

33.           Despite the employee’s warnings, Respondents allowed known Timers, including Fee Paying Timers, to time in the International Fund through the fall of 2002. Respondents allowed three Timers, who were identified as such by March 2000, to make over 40 round trips in the International Fund in 2001.(5)

34.           After learning that Timers were profiting in the International Fund, W&R and W&R Services entered into additional Timing Agreements. In fact, in May 2002, W&R entered into an agreement allowing customers of Timer 3 to time between the International Fund and a money market fund.

35.           In early October 2002, when Timers, including Timer 3, had approximately $40 million in the International Fund and briefly raised Timer assets to over 5% of the fund’s assets, Respondents decided to prohibit timing activity in the complex’s international funds. Thereafter, the International Fund was closed to Timers, other than Timer 2, which was allowed to continue timing in the fund through September 2003.

36.           From March 2001 through September 2003, known Timers, including Fee Paying Timers, netted approximately $11.7 million from timing in the International Fund.

Respondents Failed to Disclose Fees Paid by Timers

or Harmful Timing in the International Fund

to the Fund Board or Shareholders

37.           Before October 2001, the registration statements and prospectuses for the Waddell & Reed funds did not contain any disclosures relating to market timing. Beginning in October 2001, the SAI for the Waddell & Reed funds, which is incorporated in the fund prospectuses and

(5)           W&R Investment Management testified that they believed that timing could be accretive or dilutive to the funds and that the timing parameters it put into place would limit disruption to fund portfolio managers.

included in the registration statements, disclosed that “[t]he Fund may limit activity deemed to be market timing by restricting the amount of exchanges permitted by a shareholder.”

38.           During the pertinent period, W&R marketed the Waddell & Reed Advisors Funds almost exclusively through the W&R sales force, although it was seeking to increase distribution of other Waddell & Reed funds through third party platforms. Marketing materials for the Waddell & Reed funds, available on the company website, identify one of the firm’s basic concepts as looking for investment results with a long-term perspective. The International Fund prospectus specifically states that the fund is “designed for investors seeking long-term appreciation of capital” through investment in securities issued by foreign companies.

39.           None of the Waddell & Reed fund registration statements or fund prospectuses disclosed that Respondents allowed three Fee Paying Timers access to the funds in return for fees paid to W&R and W&R Services, or that Respondents allowed the Fee Paying Timers, as well as other known Timers, to time the International Fund even though the adviser and its affiliates had been notified that Timers were harming the fund through dilution.

40.           Respondents did not fully disclose to the fund board of directors the facts and circumstances of the Timing Agreements with Timer 1, and did not disclose to the board the other two arrangements with Fee Paying Timers.

41.           During two board meetings in late 1998 and 1999, Respondents mentioned that W&R Services might receive, or was receiving, fees under an arrangement with Timer 1. The Respondents failed to disclose fully, however, the underlying facts and circumstances of the arrangement, including that the arrangement benefited Respondents but could harm other fund shareholders, and that the Timing Agreement with Timer 1 specifically permitted more than 12 round trips in the money market fund, while Timing Agreements with other, non-fee paying Timers did not include such a provision. In subsequent board meetings, Respondents completely failed to disclose the other two fee paying arrangements. Thus, Respondents failed to disclose adequately fee paying arrangements that created conflicts of interest. W&R Investment Management therefore breached its fiduciary duty to the fund boards of directors and the funds that the Fee paying Timers timed, and defrauded shareholders of those funds.

42.           Respondents did not disclose to the International Fund’s board of directors that they allowed the Fee Paying Timers, as well as other known Timers, to time the fund even though they had been notified that Timers were harming the fund through dilution of other investors’ returns. W&R Investment Management therefore breached its fiduciary duty to the International Fund board of directors and shareholders, and defrauded shareholders of that fund.

43.           During a May 2003 board meeting, at which the Waddell & Reed funds boards adopted a redemption fee for the Waddell & Reed international funds, Respondents described the negative impact of Market Timers on the international funds, principally through dilution, and told the board that all redemption fees would be paid to the funds, not to Respondents. The

Respondents failed to disclose, however, that, from mid-2001 through October 2002, they had allowed known Timers, including the Fee Paying Timers, to time the International Fund even though they had been notified that the Timers were harming the fund through dilution. The Respondents also failed to disclose to the fund board that W&R Services and W&R already were receiving fees from three Fee Paying Timers, two of whom were timing the International Fund. They also failed to disclose that they would continue to allow Timer 2 to time the International Fund.

VIOLATIONS

44.           As a result of the conduct described in Section III. above, W&R Investment Management willfully violated Sections 206(1) and 206(2) of the Advisers Act in that, while acting as an investment adviser, it employed devices, schemes, or artifices to defraud clients or prospective clients, and engaged in transactions, practices, or courses of business which operated or would operate as a fraud or deceit upon clients or prospective clients. Specifically, W&R Investment Management allowed Fee Paying Timers to time certain Waddell & Reed funds in a manner that it knew or had reason to believe would be harmful to shareholders in exchange for fees paid to W&R Services and W&R, and it allowed the Fee Paying Timers to time the International Fund despite having been notified that Timers were harming the fund through dilution. These actions created a conflict of interest that W&R Investment Management knowingly or recklessly failed to disclose to the board of directors and shareholders of the funds.

45.           As a result of the conduct described in Section III. above, W&R and W&R Services willfully aided and abetted and caused W&R Investment Management’s violations of Sections 206(1) and 206(2). W&R and W&R Services knowingly and substantially assisted W&R Investment Management’s violations by negotiating Timing Agreements, from which they financially benefited, that caused W&R Investment Management to breach its fiduciary duty to the funds’ board and defraud the funds’ shareholders.

46.           As a result of the conduct described above, Respondents, each an affiliated person of the timed Waddell & Reed funds, willfully violated Section 17(d) of the Investment Company Act and Rule 17d-1 thereunder, in that, while acting as a principal, each of them participated in and effected transactions in connection with joint arrangements in which the funds were participants, without filing an application with the Commission and obtaining a Commission order approving the transactions. Specifically, W&R and W&R Services received fees from three Timers in return for timing capacity in the Waddell & Reed funds, and W&R Investment Management permitted the timing which financially benefited its affiliates.

UNDERTAKINGS

47.           Compliance and Ethics Oversight Structure. Each Respondent has undertaken to maintain its own compliance and ethics oversight infrastructure having the following characteristics:

a.             Each Respondent shall maintain a Code of Ethics Oversight Committee having responsibility for all matters relating to issues arising under that Respondent’s Code of Ethics. The Code of Ethics Oversight Committee shall be comprised of senior executives of the Respondent’s operating businesses. Each Respondent shall hold at least quarterly meetings of the Code of Ethics Oversight Committee to review violations of the Code of Ethics, as well as to consider policy matters relating to the Code of Ethics. Each Respondent shall report on issues arising under the Code of Ethics, including all violations thereof, to the Audit Committee of the Directors of the Waddell & Reed funds with such frequency as the Audit Committee may instruct, and in any event at least quarterly, provided however that any material violation shall be reported promptly.

b.             Each Respondent shall establish an Internal Compliance Controls Committee to be chaired by that Respondent’s Chief Compliance Officer,(6)  which Committee shall have as its members senior executives of that Respondent’s operating businesses. Notice of all meetings of the Internal Compliance Controls Committee shall be given to the independent compliance officer of the Waddell & Reed funds, who shall be invited to attend and participate in such meetings. The Internal Compliance Controls Committee shall review compliance issues throughout the business of the Respondent, endeavor to develop solutions to those issues as they may arise from time to time, and oversee implementation of those solutions. The Internal Compliance Controls Committee shall provide reports on internal compliance matters to the Audit Committee of the directors of the Waddell & Reed funds with such frequency as the independent directors of such funds may instruct, and in any event at least quarterly. Each Respondent shall also provide to its respective Audit Committee (or the board of directors if that Respondent’s board does not have an Audit Committee) the same reports of the Code of Ethics Oversight Committee and the Internal Compliance Controls Committee that it provides to the Audit Committee of the Waddell & Reed funds.

c.             Each Respondent shall require that its Chief Compliance Officer or a member of his or her staff shall review compliance with the policies and procedures established to address compliance issues under the Securities Act, Exchange Act, Investment Advisers Act and Investment Company Act and that any violations be reported to the Internal Compliance Controls Committee.

(6)           Insofar as the Order refers to the Chief Compliance Officer, if the relevant entity does not have such an officer, the ethics officer for the entity, as described in paragraph 47(e) below, may fulfill the responsibilities of the Chief Compliance Officer specified in paragraph 47 of this Order.

d.             Each Respondent shall require its Chief Compliance Officer to report to the independent directors of the Waddell & Reed funds any breach of fiduciary duty and/or the federal securities laws of which he or she becomes aware in the course of carrying out his or her duties, with such frequency as the independent directors may instruct, and in any event at least quarterly, provided however that any material breach (i.e., any breach that would be important, qualitatively or quantitatively, to a reasonable director) shall be reported promptly.

e.             Each Respondent shall establish an ethics officer to whom the Respondent’s employees may convey concerns about the Respondent’s business matters that they believe implicate matters of ethics, conflicts of interest or questionable practices. Each Respondent shall establish procedures to investigate matters brought to the attention of the ethics officer, and these procedures shall be presented for review and approval by the independent directors of the Waddell & Reed funds. Each Respondent shall also review matters brought to the attention of its ethics officer, along with any resolution of such matters, with the independent directors of the Waddell & Reed funds with such frequency as the independent directors of such funds may instruct.

48.           Independent Compliance Consultants.

a.             Respondent W&R Investment Management shall retain, within 30 days of the date of entry of the Order, the services of an Independent Compliance Consultant (“the Adviser Consultant”) not unacceptable to the staff of the Commission and a majority of the independent directors of the Waddell & Reed Advisors funds. The Adviser Consultant’s compensation and expenses shall be borne exclusively by W&R Investment Management or its affiliates. W&R Investment Management shall require that the Adviser Consultant shall conduct a comprehensive review of W&R Investment Management’s supervisory, compliance, and other policies and procedures designed to prevent and detect breaches of fiduciary duty, breaches of the Code of Ethics and federal securities law violations by W&R Investment Management and its employees. This review shall include, but shall not be limited to, a review of W&R Investment Management’s market timing controls across all areas of its business, a review of the pricing practices of the Waddell & Reed funds that may make those funds vulnerable to market timing, a review of the Waddell & Reed funds’ utilization of short term trading fees and other controls for deterring excessive short term trading, and a review of W&R Investment Management’s policies and procedures concerning conflicts of interest, including conflicts arising from advisory services to multiple clients. W&R Investment Management shall cooperate fully with the Adviser Consultant and shall provide the Adviser Consultant with access to its files, books, records, and personnel as reasonably requested for the review.

b.             Respondent W&R shall retain, within 30 days of the date of entry of the Order, the services of an Independent Compliance Consultant (“the Distributor Consultant”) not unacceptable to the staff of the Commission and a majority of the independent directors of the Waddell & Reed Advisors Funds. The Distributor Consultant’s compensation and expenses shall be borne exclusively by W&R or its affiliates. W&R shall require that the Distributor Consultant shall conduct a comprehensive review of W&R’s mutual fund sales practices, supervisory, compliance, and other policies and procedures designed to prevent and detect breaches of fiduciary duty, breaches of the Code of Ethics and federal securities law violations by W&R and its employees. W&R shall cooperate fully with the Distributor Consultant and shall provide the Distributor Consultant with access to its files, books, records, and personnel as reasonably requested for the review.

c.             Respondent W&R Services shall retain, within 30 days of the date of entry of the Order, the services of an Independent Compliance Consultant (“the Transfer Agent Consultant”) not unacceptable to the staff of the Commission and a majority of the independent directors of the funds serviced by W&R Services. The Transfer Agent Consultant’s compensation and expenses shall be borne exclusively by W&R Services or its affiliates. W&R Services shall require that the Transfer Agent Consultant shall conduct a comprehensive review of W&R Services’ supervisory, compliance, and other policies and procedures designed to prevent and detect breaches of fiduciary duty, breaches of the Code of Ethics and federal securities law violations by W&R Services and its employees. W&R Services shall cooperate fully with the Transfer Agent Consultant and shall provide the Transfer Agent Consultant with access to its files, books, records, and personnel as reasonably requested for the review.

d.             Respondents shall require that, at the conclusion of the review by the Adviser Consultant, the Distributor Consultant, and the Transfer Agent Consultant (collectively referred to as the Independent Compliance Consultants), which in no event shall be more than 120 days after the date of entry of the Order, the Independent Compliance Consultants shall submit a Report to the Respondents, the directors of the Waddell & Reed funds, and the staff of the Commission. Respondents shall require that the Adviser Consultant’s Report address the issues described in subparagraph

48a. of these undertakings, the Distributor Consultant’s Report address the issues described in subparagraph 48b. of these undertakings, and the Transfer Agent Consultant’s Report address the issues described in subparagraph 48c. of these undertakings. Respondents shall require that each report include a description of the review performed, the conclusions reached, the respective Independent Compliance Consultant’s recommendations for changes in or improvements to policies and procedures of Respondents and the pertinent Waddell & Reed funds, and a procedure for implementing the recommended changes in or improvements to Respondents’ policies and procedures.

e.             Respondents shall adopt all recommendations with respect to Respondents contained in the Report of the Independent Compliance Consultants; provided, however, that within 150 days after the date of entry of the Order, Respondents shall in writing advise the Independent Compliance Consultants, the directors of the Waddell & Reed funds and the staff of the Commission of any recommendations that it considers to be unnecessary or inappropriate. With respect to any recommendation that Respondents consider unnecessary or inappropriate, Respondents need not adopt that recommendation at that time but shall propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose.

f.              As to any recommendation with respect to Respondents’ policies and procedures on which Respondents and the Independent Compliance Consultants do not agree, such parties shall attempt in good faith to reach an agreement within 180 days of the date of entry of the Order. In the event Respondents and the Independent Compliance Consultants are unable to agree on an alternative proposal, Respondents will abide by the determinations of the Independent Compliance Consultants.

g.             Respondents (i) shall not have the authority to terminate the Independent Compliance Consultants, without the prior written approval of the majority of independent directors and the staff of the Commission; (ii) shall compensate the Independent Compliance Consultants, and persons engaged to assist the Independent Compliance Consultants, for services rendered pursuant to the Order at their reasonable and customary rates; and, (iii) shall not be in and shall not have an attorney-client relationship with the Independent Compliance Consultants and shall not seek to invoke the attorney-client or any other doctrine or privilege to prevent the Independent Compliance Consultants from transmitting any information, reports, or documents to the directors or the Commission.

h.             Respondents shall require that the Independent Compliance Consultants, for the period of the engagement and for a period of two years from completion of the engagement, shall not enter into any employment, consultant, attorney-client, auditing or other professional relationship with Respondents, or any of their present or former affiliates, directors, officers, employees, or agents acting in their capacity as such. Respondents shall require that any firm with which the Independent Compliance Consultants are affiliated in performance of their duties under the Order shall not, without prior written consent of the independent directors and the staff of the Commission, enter into any employment, consultant, attorney-client, auditing or other professional relationship with Respondents, or any of their present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement. Notwithstanding the statements above in this subparagraph, the Independent Compliance Consultant may enter into simultaneous agreements with the three Respondents to fulfill the responsibilities described in the undertakings in paragraphs 48 and 49.

49.           Compliance Review. Within two years, but in no event earlier than one year, after the completion of the Independent Compliance Consultant process referenced in paragraph 48 of these undertakings, Respondents shall undergo a compliance review by a third party, who is not an interested person, as defined in the Investment Company Act, of Respondents. At the conclusion of the review, Respondents shall require that the third party issue a report of its findings and recommendations concerning Respondents’ supervisory, compliance, and other policies and procedures designed to prevent and detect breaches of fiduciary duty, breaches of the Code of Ethics and federal securities law violations by Respondents and their employees in connection with their duties and activities on behalf of and related to the Waddell & Reed funds. Each such report shall be promptly delivered to Respondents’ Internal Compliance Controls Committee and to the Audit Committee of the board of directors of each Waddell & Reed fund.

50.           Independent Distribution Consultant. Respondents shall retain, within 30 days of the date of entry of the Order, the services of an Independent Distribution Consultant not unacceptable to the staff of the Commission and the independent directors of the Waddell & Reed funds. The Independent Distribution Consultant’s compensation and expenses shall be borne exclusively by Respondents. Respondents shall cooperate fully with the Independent Distribution Consultant and shall provide the Independent Distribution Consultant with access to its files, books, records, and personnel as reasonably requested for the review. Respondents shall require that the Independent Distribution Consultant develop a Distribution Plan for the distribution of all of the disgorgement and penalty ordered in Paragraph IV.H.1. of the Order, and any interest or earnings thereon, according to a methodology developed in consultation with Respondents and acceptable to the staff of the Commission and the independent directors of the Waddell & Reed funds. The Distribution Plan shall provide for investors to receive, from the monies available for distribution pursuant to Paragraph IV.H.1 of the Order, in order of priority,

(i) their proportionate share of losses suffered by the fund due to market timing by the Fee Paying Timers, and (ii) a proportionate share of advisory fees paid by funds that suffered such losses during the period of such market timing.

a.             Respondents shall require that the Independent Distribution Consultant submit a Distribution Plan to Respondents and the staff of the Commission no more than 100 days after the date of entry of the Order.

b.             The Distribution Plan developed by the Independent Distribution Consultant shall be binding unless, within 130 days after the date of entry of the Order, Respondents or the staff of the Commission advises, in writing, the Independent Distribution Consultant of any determination or calculation from the Distribution Plan that it considers to be inappropriate and states in writing the reasons for considering such determination or calculation inappropriate.

c.             With respect to any determination or calculation with which Respondents or the staff of the Commission do not agree, such parties shall attempt in good faith to reach an agreement within 160 days of the date of entry of the Order. In the event that Respondents and the staff of the Commission are unable to agree on an alternative determination or calculation, the determinations and calculations of the Independent Distribution Consultant shall be binding.

d.             Within 175 days of the date of entry of the Order, Respondents shall require that the Independent Distribution Consultant submit the Distribution Plan for the administration and distribution of disgorgement and penalty funds pursuant to Rule 1101 [17 C.F.R. § 201.1101] of the Commission’s Rules Regarding Fair Fund and Disgorgement Plans. Following a Commission order approving a final plan of disgorgement, as provided in Rule 1104 [17 C.F.R. § 201.1104] of the Commission’s Rules Regarding Fair Fund and Disgorgement Plans, Respondents shall require that the Independent Distribution Consultant, with Respondents, take all necessary and appropriate steps to administer the final plan for distribution of disgorgement and penalty funds.

e.             Respondents shall require that the Independent Distribution Consultant, for the period of the engagement and for a period of two years from completion of the engagement, not enter into any employment, consultant, attorney-client, auditing or other professional relationship with Respondents, or any of their present or former affiliates, directors, officers, employees, or agents acting in their capacity as such. Respondents shall require that any firm with which the Independent Distribution Consultant is affiliated in performance of his or her duties under the Order not, without prior written consent of a majority of the independent directors and the staff of the Commission, enter into any employment, consultant, attorney-client, auditing or other professional relationship with Respondents, or any of their present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement.

51.           Certification. No later than twenty-four months after the date of entry of the Order, the chief executive officer of each of the Respondents shall certify to the Commission in writing that the respective Respondent has fully adopted and complied in all material respects with the undertakings set forth in paragraphs 47 through 52 and with the recommendations of the Independent Compliance Consultants or, in the event of material non-adoption or non-compliance, shall describe such material non-adoption and non-compliance.

52.           Recordkeeping. Respondents shall preserve for a period not less than six years from the end of the fiscal year last used, the first two years in an easily accessible place, any record of Respondents’ compliance with the undertakings set forth in paragraphs 47 through 52.

53.           Deadlines. For good cause shown, the Commission’s staff may extend any of the procedural dates set forth above.

IV.

On the basis of the foregoing, Respondents hereby consent to the entry of an Order by the Commission imposing the following remedial sanctions:

A.            Pursuant to Section 203(e) of the Advisers Act, W&R Investment Management is hereby censured.

B.            Pursuant to Section 15(b)(4) of the Exchange Act, W&R is hereby censured.

C.            Pursuant to Section 17A(c)(3) of the Exchange Act, W&R Services is hereby censured.

D.            Pursuant to Section 203(k) of the Advisers Act and Section 9(f) of the Investment Company Act, W&R Investment Management shall cease and desist from committing or causing any violations and any future violations of Sections 206(1) and 206(2) of the Advisers Act and Section 17(d) of the Investment Company Act and Rule 17d-1 thereunder.

E.             Pursuant to Section 203(k) of the Advisers Act and Section 9(f) of the Investment Company Act, W&R shall cease and desist from committing or causing any violations and any future violations of Sections 206(1) and 206(2) of the Advisers Act and Section 17(d) of the Investment Company Act and Rule 17d-1 thereunder.

F.             Pursuant to Section 203(k) of the Advisers Act and Section 9(f) of the Investment Company Act, W&R Services shall cease and desist from committing or causing any violations and any future violations of Section 17(d) of the Investment Company Act and Rule 17d-1 thereunder and from causing any violations and any future violations of Sections 206(1) and 206(2) of the Advisers Act.

G.            Respondents shall comply with the undertakings set forth in Paragraphs 47 through 52 above.

H.            Disgorgement and Civil Money Penalties

1.             Respondents shall pay, within 20 days of the entry of this Order, on a joint and several basis, $40 million in disgorgement plus a civil money penalty of $10 million, for a total payment of $50 million.

a.             Such payment shall be:  (a) made by wire transfer, United States postal money order, certified check, bank cashier’s check or bank money order; (b) made payable to the Securities and Exchange Commission; (c) wired, hand-delivered, or mailed to the Office of Financial Management, Securities and Exchange Commission, Operations Center, 6432 General Green Way, Stop 0-3, Alexandria, VA  22131; and (d) submitted under cover letter that identifies W&R Investment Management, W&R, and W&R Services as Respondents in these proceedings, a copy of which cover letter, wire transfer instruction, money order or check shall be sent to Rose Romero, District Administrator, Securities and Exchange Commission, Fort Worth District Office, 801 Cherry Street, 19th Floor, Fort Worth, Texas  76102.

b.             There shall be, pursuant to Section 308(a) of the Sarbanes-Oxley Act of 2002, a Fair Fund established for the funds described in Section IV.H.1. Regardless of whether any such Fair Fund distribution is made, amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondents agree that they shall not, after offset or reduction in any Related Investor Action based on Respondents’ payment of disgorgement in this action, further benefit by offset or reduction of any part of Respondents’ payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a

Penalty Offset, Respondents agree that they shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action and pay the amount of the Penalty Offset to the United States Treasury or to a Fair Fund, as the Commission directs. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Respondents by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

I.              Other Obligations and Requirements. Nothing in this Order shall relieve Respondents or any Waddell & Reed fund of any other applicable legal obligation or requirement, including any rule adopted by the Commission subsequent to this Order.

V.

By submitting this Offer, Respondents hereby acknowledge their waiver of those rights specified in Rules 240(c)(4) and (5) [17 C.F.R. §201.240(c)(4) and (5)] of the Commission’s Rules of Practice. Respondents also hereby waive service of the Order.

VI.

Respondents understand and agree to comply with the Commission’s policy “not to permit a defendant or Respondent to consent to a judgment or order that imposes a sanction while denying the allegations in the complaint or order for proceedings” (17 C.F.R. §202.5(e)). In compliance with this policy, Respondents agree: (i) not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any finding in the Order or creating the impression that the Order is without factual basis; and (ii) that upon the filing of this Offer of Settlement, Respondents hereby withdraw any papers previously filed in this proceeding to the extent that they deny, directly or indirectly, any finding in the Order. If Respondents breach this agreement, the Division of Enforcement may petition the Commission to vacate the Order and restore this proceeding to its active docket. Nothing in this provision affects Respondents: (i) testimonial obligations; or (ii) right to take legal or factual positions in litigation or other legal proceedings in which the Commission is not a party.

VII.

Consistent with the provisions of 17 C.F.R. § 202.5(f), Respondents waive any claim of Double Jeopardy based upon the settlement of this proceeding, including the imposition of any remedy or civil penalty herein.

VIII.

Respondents hereby waive any rights under the Equal Access to Justice Act, the Small Business Regulatory Enforcement Fairness Act of 1996, or any other provision of law to seek from the United States, or any agency, or any official of the United States acting in his or her official capacity, directly or indirectly, reimbursement of attorney’s fees or other fees, expenses, or costs expended by Respondents to defend against this action. For these purposes, Respondents agree that Respondents are not the prevailing parties in this action since the parties have reached a good faith settlement.

IX.

Respondents agree that they shall not seek or accept, directly or indirectly, reimbursement or indemnification from any source including, but not limited to, payment made pursuant to any insurance policy, with regard to any penalty amounts that Respondents shall pay pursuant to this Order, regardless of whether such penalty amounts or any part thereof are added to a distribution fund or otherwise used for the benefit of investors. Respondents further agree that they shall not claim, assert, or apply for a tax deduction or tax credit with regard to any federal, state or local tax for any penalty amounts that Respondents shall pay pursuant to this Order, regardless of whether such penalty amounts or any part thereof are added to a distribution fund or otherwise used for the benefit of investors.

X.

Respondents state that they have read and understand the foregoing Offer, that this Offer is made voluntarily, and that no promises, offers, threats, or inducements of any kind or nature whatsoever have been made by the Commission or any member, officer, employee, agent, or representative of the Commission in consideration of this Offer or otherwise to induce them to submit to this Offer.

July 10, 2006.		By:	/s/ Daniel C. Schulte
Daniel C. Schulte, General Counsel
Waddell & Reed Investment Management Company

		By:	/s/ Daniel C. Schulte
Daniel C. Schulte, General Counsel
W&R, Inc.

		By:	/s/ Daniel C. Schulte
Daniel C. Schulte, General Counsel
Waddell & Reed Services Company

STATE OF KANSAS	}
	}	SS:
COUNTY OF JOHNSON	}

The foregoing instrument was acknowledged before me this July 10, 2006, by Daniel C. Schulte, who is personally known to me.

/s/ Vicky K. McCune
Notary Public
State of Kansas
Commission Number	:
Commission Expiration	: June 12, 2009